Exhibit 99.1

Valley Community Bancshares, Inc. Reports Three Month 2003 Earnings

PUYALLUP, WA—May 6, 2003—Valley Community Bancshares, Inc., parent company to Valley Bank (formally Puyallup Valley Bank) of Puyallup, Washington, today announced quarterly earnings of $445,000 or $.38 per diluted share, for the first quarter of 2003, a decrease from the $550,000 or $.46 per diluted share earned for the same quarter of the previous year. Earnings for the fourth quarter of 2002 totaled $557,000, or $.46 per diluted share.

David Brown, President and CEO stated, “Earnings performance for the three-month period decreased primarily due to increased costs associated with opening the new Kent facility during the third quarter of 2002 and from expenses incurred in the consolidation of Puyallup Valley Bank with Valley Bank.” He further noted, “The profitability of the Company will continue to be impacted until the Kent office and the new Gig Harbor loan production office, which opened in April of 2003, generate sufficient revenue to offset added costs.”

The Company’s earnings for the first quarter of 2003 were also affected by continued low interest rates. Revenue growth slowed as a result of the compression in net interest margin as customers refinanced their loans to benefit from the historically low interest rates. Mr. Brown indicated, “For the industry in general, shrinking margins, spurred by low interest rates have overshadowed performance over the past year and likely will continue to impact earnings performance in 2003.”

Total assets were $172 million at March 31, 2003, compared to $158 million a year ago. Loans increased to $109 million and deposits increased to $148 million at March 31, 2003 compared to loans and deposits of $105 million and $147 million at December 31, 2002, respectively.

Valley Bank serves the South King and Pierce County region of Washington State with eight banking facilities, one drive-up facility, a commercial loan production office, and a mortgage production office.

This press release contains “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in the Company’s Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. Valley Community Bancshares, Inc. undertakes no obligation to update these statements following the date of this press release.